IMMEDIATE RELEASE
June 8, 2015

UNITED NATURAL FOODS, INC. ANNOUNCES
THIRD QUARTER FISCAL 2015 RESULTS

Q3 FISCAL 2015 NET SALES INCREASED 18.7% YEAR-OVER-YEAR TO RECORD $2.11 BILLION
REVISES FISCAL 2015 FINANCIAL GUIDANCE

Providence, Rhode Island- June 8, 2015 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the third quarter of fiscal 2015 ended May 2, 2015.

Third Quarter Fiscal 2015 Highlights

•	Net sales increased 18.7% to $2.11 billion for the third quarter of fiscal 2015 compared to $1.78 billion for the same period last fiscal year

•	Operating income increased 10.2% to $69.0 million for the third quarter of fiscal 2015 compared to $62.6 million for the same period last fiscal year

•	Diluted EPS was $0.83 for the third quarter of fiscal 2015, an increase of 13.7% from $0.73 for the same period last fiscal year

“While comparable sales growth moderated in the quarter, we believe that this is a short term trend,” said Steven Spinner, President and Chief Executive Officer. “Demand for organic, gourmet and ethnic products continues to increase, and we have seen sales growth accelerate modestly in the first few weeks of our fourth quarter.”

Net sales for the third quarter of fiscal 2015 increased 18.7%, or $332.9 million, to $2.11 billion from $1.78 billion in the third quarter of fiscal 2014. The third quarter of fiscal 2015 included net sales of approximately $213.7 million from the Company's acquisition of Tony's Fine Foods ("Tony's") in the fourth quarter of fiscal 2014. Gross margin decreased 132 basis points to 15.4% for the third quarter of fiscal 2015 compared to 16.7% for the same period last year. The decrease was primarily due to the dilution from Tony's net sales, the unfavorable foreign exchange rate for the Company's Canadian business, lower fuel surcharges, and a shift in mix of sales.

Total operating expenses were 12.2% as a percentage of net sales for the third quarter of fiscal 2015, a decrease of 107 basis points compared with the same period last fiscal year. Total operating expenses increased $21.4 million, or 9.1%, to $256.9 million for the third quarter of fiscal 2015 compared to $235.5 million in the third quarter of fiscal 2014, primarily due to additional costs required to service higher sales volume. Total operating expenses for the third quarter of fiscal 2015 included startup costs of approximately $0.5 million related to the Company's Hudson Valley, New York and Prescott, Wisconsin facilities offset by a $0.6 million energy grant received as a result of incorporating eligible energy saving designs into the Company's Hudson Valley, New York facility. Total operating expenses for the third quarter of fiscal 2014 included startup costs of approximately $0.9 million related to the Company's Racine, Wisconsin facility as well as $0.6 million of costs related to the acquisition of Tony's.

Operating income increased 10.2%, or $6.4 million, to $69.0 million for the third quarter of fiscal 2015 compared to $62.6 million for the third quarter of fiscal 2014. As a percentage of net sales, operating income for the third quarter of fiscal 2015 decreased 25 basis points to 3.3% compared to the same period last fiscal year.

Net income for the third quarter of fiscal 2015 increased $5.4 million, or 14.7%, to $41.8 million, or $0.83 per diluted share, from $36.4 million, or $0.73 per diluted share, for the third quarter of fiscal 2014. Net income for the third quarter of fiscal 2015 includes a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility.

“Our acquisition of Tony’s Fine Foods, which expanded our presence in fresh foods, has exceeded our expectations as consumer interests continue to shift towards the perimeter of the store,” added Mr. Spinner. “In combination with our Albert’s Organics business, UNFI is well-positioned to capitalize on the consumers’ demands for fresh products.  Additionally, UNFI’s investment in refrigerated infrastructure will serve as a catalyst towards increased growth and market share as the platform moves across the country.”

Fiscal 2015 Year to Date Summary

Net sales for the nine months ended May 2, 2015 totaled $6.12 billion, a 21.7% increase over the comparable prior fiscal year period. Fiscal 2015 net sales included approximately $661.1 million from the Company's acquisition of Tony's noted above. In the first half of fiscal 2015, the Company recognized an aggregate non-recurring reduction in net sales of $9.3 million to reflect amounts owed to a customer resulting from an incorrect calculation of contractual obligations to that customer from fiscal 2009 through fiscal 2014. The Company identified the incorrect calculation and brought it to the attention of its customer.

Gross margin decreased 123 basis points to 15.4% compared to the nine months ended May 3, 2014. This decrease was primarily due to the dilution from Tony's net sales, a shift in mix of sales, unfavorable foreign exchange for the Company's Canadian business, and the reduction in net sales related to the incorrect calculation noted above.

At 12.5% of net sales, total operating expenses for the nine months ended May 2, 2015 were 95 basis points lower as a percentage of sales than the comparable prior fiscal year period. Total operating expenses increased $89.3 million, or 13.2%, to $767.2 million from $678.0 million for the nine months ended May 3, 2014. The nine months ended May 2, 2015 included startup costs of approximately $2.4 million related to the Company's Hudson Valley, New York, Auburn, California and Prescott, Wisconsin facilities, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, which was acquired in June 2010, a $0.2 million restructuring charge related to the closure of the Company's Aux Mille facility located in Quebec, Canada, and approximately $0.3 million in costs related to the Company's acquisition of Tony's, offset by a $0.6 million energy grant received related to our Hudson Valley, New York facility.

Operating income for the nine months ended May 2, 2015 increased 10.9%, or $17.4 million, to $176.9 million from $159.5 million for the nine months ended May 3, 2014. Operating income as a percentage of net sales decreased 28 basis points to 2.9% compared to the same period last fiscal year. Adjusted operating income increased $26.7 million, or 16.7%, to $186.2 million for the nine months ended May 2, 2015, excluding the non-recurring reduction in net sales of $9.3 million related to the incorrect calculation noted above.

Net income for the nine months ended May 2, 2015 increased $10.5 million, or 11.4%, to $102.6 million, or $2.04 per diluted share, from $92.1 million, or $1.85 per diluted share for the nine months ended May 3, 2014. Net income for the nine months ended May 2, 2015 includes a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility. Adjusted net income for the nine months ended May 2, 2015 increased $16.2 million, or 17.5%, to $108.3 million, or $0.30 per diluted share, to $2.15 per diluted share excluding the non-recurring reduction in net sales of $9.3 million related to the incorrect calculation noted above.

Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Revised Fiscal 2015 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2015, UNFI is updating its previous guidance for fiscal 2015 provided on March 9, 2015. For fiscal 2015, ending August 1, 2015, the Company expects net sales in the range of approximately $8.15 to $8.19 billion, an increase of approximately 20.0% to 20.5% over fiscal 2014. The Company estimates GAAP earnings per diluted share for fiscal 2015 in the range of approximately $2.75 to $2.79 per share, an increase of approximately 9.1% to 10.7% over fiscal 2014 GAAP earnings per diluted share of $2.52. Adjusted for the impact of the $7.7 million reduction in net sales, adjusted earnings per diluted share for fiscal 2015 is expected to be in the range of $2.84 to $2.88, an increase of approximately 12.7% to 14.3% over fiscal 2014 GAAP earnings per diluted share of $2.52.

Conference Call & Webcast

The Company's third quarter 2015 conference call and audio webcast will be held today, Monday, June 8, 2015 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 80,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of "America's Best Managed Companies," ranked by Fortune in 2012 as one of its "Most Admired American Companies," and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 1, 2014 (as amended on March 12, 2015), its quarterly reports on Form 10-Q filed with the SEC on December 10, 2014 (as amended on March 12, 2015) and March 12, 2015 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; volatility in fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, consumer demand for natural and organic products outpacing suppliers’ ability to produce those products, severe weather, work stoppages or otherwise; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including adjusted operating income, adjusted net income and both historical and estimated adjusted earnings per diluted share) in each case excluding the impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer discussed within this press release. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Condensed Consolidated Statements of Income with Adjustments" for the nine months ended May 2, 2015 and the fiscal year ending August 1, 2015, as applicable. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its adjusted operating income, adjusted net income and adjusted earnings per diluted share for the nine months ended May 2, 2015 and the fiscal year ending August 1, 2015, as applicable, excluding the impact of the reduction in net sales described above aids in making period-to-period comparisons and is a meaningful indication of its operating performance. The Company's management utilizes this non-GAAP financial information to compare the Company's operating performance during the 2015 fiscal year versus the comparable periods in the 2014 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended		Nine months ended
	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014
Net sales	$2,114,643	$1,781,729	$6,123,665	$5,029,781
Cost of sales	1,788,729	1,483,600	5,179,556	4,192,309
Gross profit	325,914	298,129	944,109	837,472
Operating expenses	256,942	235,514	766,438	677,986
Restructuring and asset impairment expenses	—	—	803	—
Total operating expenses	256,942	235,514	767,241	677,986
Operating income	68,972	62,615	176,868	159,486
Other expense (income):
Interest expense	3,920	2,308	10,729	5,944
Interest income	(123)	(129)	(285)	(374)
Other, net	(4,396)	(217)	(3,785)	404
Total other expense, net	(599)	1,962	6,659	5,974
Income before income taxes	69,571	60,653	170,209	153,512
Provision for income taxes	27,821	24,261	67,573	61,405
Net income	$41,750	$36,392	$102,636	$92,107
Basic per share data:
Net income	$0.83	$0.73	$2.05	$1.86
Weighted average basic shares of common stock outstanding	50,079	49,635	49,998	49,577
Diluted per share data:
Net income	$0.83	$0.73	$2.04	$1.85
Weighted average diluted shares of common stock outstanding	50,348	49,931	50,246	49,860

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	May 2, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$23,940	$16,116
Accounts receivable, net	510,692	449,870
Inventories	947,697	834,722
Prepaid expenses and other current assets	54,970	45,064
Deferred income taxes	38,570	32,518
Total current assets	1,575,869	1,378,290
Property & equipment, net	556,526	483,960
Goodwill	268,529	274,548
Intangible assets, net	128,206	134,989
Other assets	29,191	25,446
Total assets	$2,558,321	$2,297,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$440,276	$385,890
Accrued expenses and other current liabilities	124,617	136,959
Current portion of long-term debt	11,566	990
Total current liabilities	576,459	523,839
Notes payable	360,599	415,660
Long-term debt, excluding current portion	177,246	32,510
Deferred income taxes	60,040	50,995
Other long-term liabilities	30,949	30,865
Total liabilities	1,205,293	1,053,869
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,087 issued and outstanding shares at May 2, 2015; 49,771 issued and outstanding shares at August 2, 2014	501	498
Additional paid-in capital	418,623	402,875
Unallocated shares of Employee Stock Ownership Plan	—	(14)
Accumulated other comprehensive loss	(13,889)	(5,152)
Retained earnings	947,793	845,157
Total stockholders’ equity	1,353,028	1,243,364
Total liabilities and stockholders’ equity	$2,558,321	$2,297,233

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine months ended
	May 2, 2015	May 3, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$102,636	$92,107
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	47,206	35,427
Share-based compensation	11,972	13,137
Gain on disposals of property and equipment	(784)	(59)
Gain on acquisition of land	(2,824)	—
Excess tax benefits from share-based payment arrangements	(2,865)	(2,459)
Restructuring and asset impairment	803	—
Deferred income taxes	3,292	3,165
Provision for doubtful accounts	3,508	2,771
Non-cash interest expense	368	1,767
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(67,166)	(81,467)
Inventories	(116,693)	(126,613)
Prepaid expenses and other assets	(3,863)	(6,251)
Accounts payable	30,053	48,107
Accrued expenses and other liabilities	(11,836)	(279)
Net cash used in operating activities	(6,193)	(20,647)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(98,544)	(107,945)
Purchases of acquired businesses, net of cash acquired	(8,017)	(23,032)
Proceeds from disposals of property and equipment	936	6,061
Long-term investment	(3,000)	—
Net cash used in investing activities	(108,625)	(124,916)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(8,252)	(707)
Proceeds from borrowings from long-term debt	150,000	—
Proceeds from borrowings under revolving credit line	567,807	535,218
Repayments of borrowings under revolving credit line	(621,933)	(397,093)
Increase in bank overdraft	33,122	12,711
Proceeds from exercise of stock options	3,297	2,125
Payment of employee restricted stock tax withholdings	(2,383)	(3,709)
Excess tax benefits from share-based payment arrangements	2,865	2,459
Capitalized debt issuance costs	(1,963)	—
Net cash provided by financing activities	122,560	151,004
EFFECT OF EXCHANGE RATE CHANGES ON CASH	82	25
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,824	5,466
Cash and cash equivalents at beginning of period	16,116	11,111
Cash and cash equivalents at end of period	$23,940	$16,577

Supplemental disclosures of cash flow information:
Cash paid for interest	$10,688	$4,812
Cash paid for federal and state income taxes, net of refunds	$58,989	$52,880

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Nine months ended May 2, 2015
	GAAP	Adjustments	Adjusted

Operating income	$176,868	$9,326	$186,194
Net income	$102,636	$5,624	$108,260

Diluted per share data:
Net income	$2.04	$0.11	$2.15
Weighted average diluted shares of common stock outstanding	50,246		50,246

Reconciliation of Guidance for GAAP Diluted Earnings per Common Share to Non-GAAP
Adjusted Diluted Earnings per Common Share (unaudited)

The following table details the effect of the adjustment for the reduction in net sales to diluted earnings per share guidance, including the reduction in net sales (GAAP basis), to diluted earnings per share guidance, excluding the reduction in net sales (Non-GAAP basis) for the fiscal year ending August 1, 2015:

	Fiscal Year Ending August 1, 2015
	Low Range	High Range

GAAP diluted earnings per common share	$2.75	$2.79
Less the impact of a $7.7 million reduction in net sales	0.09	0.09
Non-GAAP diluted earnings per common share	$2.84	$2.88